Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES $170.0 MILLION REFINANCING

Annual Interest Expense to Decline by Approximately $1.5 million

New York, NY – March 30, 2015 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) announced today that it has closed a $170.0 million revolving loan facility which refinanced approximately $102.0 million of the Company’s senior secured debt and increases credit availability.

The refinancing accomplishes the following financial objectives:

•	Significantly increases the Company’s liquidity;
•	Reduces the Company’s cost of senior secured debt and total debt by approximately 125 and 75 basis points, respectively;
•	Eliminates all mandatory debt amortization payments through 2019;
•	Reduces annual cash interest expense by approximately $1.5 million per year;
•	Extends the maturity of our senior secured debt facility through September 2019.

“We are pleased to consummate the refinancing of our senior secured debt facility,” commented Joseph McHugh, Chief Financial Officer of Rand. “This opportunistic refinancing meaningfully reduces both our blended cost of debt and preferred stock and our annual debt service payments, while also providing us with significant incremental liquidity. As the operating performance of our business continues to improve we have been able to reduce our cost of capital. Since December 31, 2013 we have reduced our all-in cost of debt and preferred stock capital by approximately 178 basis points for the benefit of our shareholders.”

The senior debt financing was provided by a syndicate led by Bank of America. The new credit agreement will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K and will be available at www.randlogisticsinc.com in the investors section under "SEC filings."

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and eleven self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of an economic downturn in certain of our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please refer to Rand’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on June 12, 2014.

CONTACT: Rand Logistics, Inc. Edward Levy, CEO & President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler (212) 554-5469 alison@cameronassoc.com